Exhibit 4.6

Execution Copy

SUPPLEMENTAL INDENTURE, dated as of July 20, 2011 (this “Supplemental Indenture”), among WMG Holdings Corp. (the “Company”) and Wells Fargo Bank, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, WM Holdings Finance Corp. (the “Predecessor Company”) and the Trustee have heretofore become parties to an Indenture, dated as of July 20, 2011 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 13.750% Senior Notes due 2019 of the Predecessor Company (the “Notes”);

WHEREAS, the Company is the successor by merger to the Predecessor Company and Section 5.01 of the Indenture contemplates that the Company will execute and deliver to the Trustee a supplemental indenture pursuant to which the Company shall expressly assume all the obligations of the Company under the Notes and this Indenture;

WHEREAS, the Company desires to enter into such supplemental indenture for good and valuable consideration; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the benefit of the Holders as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. ASSUMPTION. The Company hereby expressly assumes and agrees promptly to pay, perform and discharge when due each and every debt, obligation, covenant and agreement incurred, made or to be paid, performed or discharged by the Predecessor Company under the Indenture and the Notes. The Company hereby agrees to be bound by all the terms, provisions and conditions of the Indenture and the Notes and agrees that it shall be the successor Company and shall succeed to, and be substituted for, and may exercise every right and power of the Predecessor Company, as the predecessor Company, under the Indenture and the Notes.

3. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4. RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

WMG HOLDINGS CORP., a Delaware corporation

By:	/s/ Steven Macri
Name:	Steven Macri
Title:	Executive Vice President & Chief Financial Officer

[Signature Page to the WM Holdings Finance Corp. Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond Delli Colli
Authorized Person

[Signature Page to the WM Holdings Finance Corp. Supplemental Indenture]